Exhibit 99.1

October 9, 2008

Press Release

SHIONOGI COMPLETES ACQUISITION OF SCIELE

Osaka, Japan and Atlanta, GA—On October 9, 2008, Shionogi & Co., Ltd. (“Shionogi”) and Sciele Pharma, Inc. (“Sciele”) (NASDAQ: SCRX) announced the completion of Shionogi’s acquisition of Sciele for US$31.00 per share in cash. Shionogi completed the acquisition through a cash tender offer followed by short-form merger of the indirect wholly owned subsidiary of Shionogi with and into Sciele.  Sciele is now an indirect wholly owned subsidiary of Shionogi.

As a result of the merger, effective as of 5:00 p.m. Eastern Daylight Time on October 9, 2008, each outstanding share of Sciele common stock not validly tendered and accepted for payment in the tender offer (other than any shares in respect of which appraisal rights are validly exercised under Delaware law and any shares owned by Sciele, Shionogi or any of their subsidiaries) was converted into the right to receive the same $31.00 in cash per share, without interest and subject to applicable withholding of taxes, that was paid in the tender offer. Computershare, acting as the depositary for the merger, will mail to the remaining former shareholders of Sciele materials necessary to exchange their former Sciele shares for such payment. Effective as the close of market today, trading in Sciele common stock on the NASDAQ Global Select Market will cease.

Goldman Sachs & Co. acted as exclusive financial advisor and Davis Polk & Wardwell acted as legal advisor to Shionogi. UBS Investment Bank acted as exclusive financial advisor and Paul, Hastings, Janofsky & Walker LLP acted as legal advisor to Sciele.

About Shionogi & Co., Ltd.

Shionogi & Co., Ltd. is a major research-driven Japanese pharmaceutical manufacturer. The company’s primary businesses are research and development, manufacturing, marketing, and import and export sales of pharmaceuticals and diagnostics. Shionogi follows a basic policy of continually providing the superior medicines essential to people’s health. For more details, please visit www.shionogi.co.jp

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on the therapeutic areas of Cardiovascular, Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). The Company was founded in 1992 and is headquartered in Atlanta, Georgia. The Company employs more than 1,000 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform – an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.  For more information on Sciele, please visit www.sciele.com.

Inquiries:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401

ir@sciele.com

Shionogi & Co., Ltd.

Corporate Communications Department,

toiawase@shionogi.co.jp